Exhibit 99.1

News Release For Immediate Release

Catasys to Provide OnTrak™ Program Free to Members in Need Throughout May to Honor Mental Health Awareness Month

Los Angeles, CA – May 15, 2019 – Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI and technology-enabled healthcare company, today announced that for every day in the month of May, it is sponsoring a health plan member who would otherwise not be able to participate in OnTrak, at no cost to either the member or the health plan.

“Our mission is to help improve the health and save the lives of as many people as possible,” commented Terren Peizer, Catasys Chairman and CEO. “There is no better time than Mental Health Awareness Month to further that mission by helping those in need.”

OnTrak is an integrated suite of interventions designed for health plan members with unaddressed and often unidentified behavioral conditions that worsen chronic medical comorbidities. Through the coordinated efforts of Care Coaches, psychosocial and medical providers and in-market Community Care Coordinators, members are motivated and empowered to change behavior and improve their health and their lives.

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human interaction, to deliver improved member health and validated outcomes and savings to health plans. Our mission is to help improve the health and save the lives of as many people as possible.

Catasys' integrated, technology-enabled OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of several leading health plans in Alabama, California, Connecticut, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Massachusetts, Mississippi, Missouri, Nebraska, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Catasys, Inc.	Page 2
May 15, 2019

Learn more at www.catasys.com.

Contacts

For Investors:

Catasys, Inc.
Ariel Davis

Phone: 310-444-4346

Email:  ariel@catasys.com

For Media:

Catasys, Inc.

Cathy Finley

Phone: 310-444-4308

Email:  cfinley@catasys.com